EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 2-43929, as amended, 2-90123, as amended, 2-97450, as amended, 33-3718, as amended, 33-8003, 33-14116, 333-37353, 33-39280, 33-40598, 333-03609, 333-32853, 333-32851, 333-41464, 333-98197, 333-111355, as amended, and 333-115837) and Form S-3 (Nos. 33-46194, 333-22041, 333-43133, 333-43983, 333-57512, and 333-71468) of Caterpillar Inc. of our report dated February 24, 2005 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears on page A-4 of the Appendix to the Company’s 2004 Annual Meeting Proxy Statement, which is incorporated in this Annual Report on Form 10-K.

PricewaterhouseCoopers LLP
Peoria, Illinois
February 24, 2005